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Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MicroFinancial Incorporated
at
$10.20 NET PER SHARE
by
MF Merger Sub Corp.
a wholly-owned subsidiary of
MF Parent LP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, JANUARY 21, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

December 19, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by MF Merger Sub Corp., a Massachusetts corporation (the "Offeror") and a wholly-owned subsidiary of MF Parent LP, a Delaware limited partnership ("Parent"), to act as the information agent (the "Information Agent") in connection with the Offeror's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock" or the "Shares"), of MicroFinancial Incorporated, a Massachusetts corporation (the "Company"), at a purchase price of $10.20 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 19, 2014 (the "Offer to Purchase"), and the letter of transmittal for Shares enclosed with the Offer to Purchase (the "Letter of Transmittal", which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  1.
  Offer to Purchase dated December 19, 2014;

  2.
  Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares), together with the included Internal Revenue Service Form W-9;

  3.
  Notice of Guaranteed Delivery (as defined below) to be used to accept the Offer if share certificates for such Shares (the "Share Certificates") are not immediately available or if the Share Certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, in each case, on a timely basis; and

  4.
  A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and

(ii) Share Certificates should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Shareholders whose Share Certificates are not immediately available or who cannot deliver such certificates, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver all other required documents to the Depositary prior to the expiration of the Offer (the "Expiration Date") may tender their Shares by properly completing and duly executing notice of guaranteed delivery enclosed with the Offer to Purchase (the "Notice of Guaranteed Delivery") pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares"—of the Offer to Purchase.

        Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or to any other person (other than to the undersigned and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Offeror will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern time, on Wednesday, January 21, 2015, unless the Offer is extended or earlier terminated. Previously tendered Shares may be withdrawn at any time prior to the Expiration Date and, if Offeror has not accepted such Shares for payment by February 17, 2015, such Shares may be withdrawn at any time after that date until Offeror accepts Shares for payment.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. The procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase may not be used during any subsequent offering period.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Depositary at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours, MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parent, the Offeror, the Fortress Credit Advisors LLC, the Company, the Information Agent, the Depositary or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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  Exhibit (a)(1)(D)
Offer to Purchase for Cash All Outstanding Shares of Common Stock of MicroFinancial Incorporated at $10.20 NET PER SHARE by MF Merger Sub Corp. a wholly-owned subsidiary of MF Parent LP